                                                               Exhibit 1.A.5(a)

                                                                     NEV-9

                                                     New England Variable Life
                                                     Insurance Company


Variable Life Policy

Name of Insured
JOHN ALDEN

Policy Number
Specimen

Plan
Flexible Premium Adjustable Variable Life

New England Variable Life Insurance Company Agrees to pay the Death Benefit of this Policy to the Beneficiary on receipt of proof that the death of the Insured occurred before the maturity Date; or to pay the Net Cash Value of the Policy to the Owner if the Insured is living on the Maturity Date; and to provide the other rights and benefits of the Policy.

These agreements are subject to all of the provisions of the Policy.

Signed on the Date of Issue for the Company at its Administrative Office, 501 Boylston Street, Boston, MA 02117


Robert A. Shafto
/s/
President


H. James Wilson
/s/
Secretary

Flexible Premium Adjustable Variable Life Policy
 .  The Death Proceeds are payable at the death of the Insured, if the Insured dies before the Maturity Date and the Policy is in force.
 .  The Net Cash Value, if any, is payable on the Maturity Date, if the
   Insured is still living and the Policy is in force.
 .  The Policy can be adjusted by increasing or decreasing the Face Amount.
 .  The amount and frequency of premium payments can be changed.
 .  The Policy does not share in dividends.

THE DEATH BENEFIT ON THE POLICY DATE WILL BE EQUAL TO THE FACE AMOUNT SHOWN IN
SECTION 1. THEREAFTER, THE DEATH BENEFIT CAN VARY FROM DAY TO DAY. IT CAN INCREASE OR DECREASE, DEPENDING ON SEPARATE INVESTMENT ACCOUNT PERFORMANCE AND ON FIXED ACCOUNT INTEREST; BUT IT WILL NOT BE LESS THAN THE FACE AMOUNT. SEE
SECTION 10.

THE CASH VALUE OF THIS POLICY CAN VARY FROM DAY TODAY. IT CAN INCREASE OR DECREASE, DEPENDING ON SEPARATE INVESTMENT ACCOUNT PERFORMANCE AND ON FIXED ACCOUNT INTEREST. SEE SECTION 14.

Please Read Your Policy Carefully. This Policy is a legal Contract between you and the Company.

RIGHT TO RETURN THE POLICY
When this Policy is issued or when you receive an Increase in Face Amount, you should examine it. You can return the Policy or the increase in Face Amount (See
Section 16) to the Company or its Agent for any reason within the latest of: (a) 10 days after you receive it from the Company; (b) 45 days after Part I of the Application for that coverage is signed; and (c) 10 days after the Company mails the separate Notice of Withdrawal Right for that coverage. If you return an increase in Face Amount any Monthly Deduction and any Administrative Charge for the increase in Face Amount will then be credited to the Policy; and the increase in Face Amount will be cancelled from the start Otherwise, if you return the Policy an amount equal to any premium paid plus any unscheduled payment made will be refunded to you; and the Policy will be cancelled from the start.

Policy Provisions                        Alphabetical Guide

Section                               Section

1   Policy Schedule                       6   Accounts
2   Table of Guaranteed                  16   Adjustment
    Maximum Cost of Insurance          1, 7   Adjustment Date
    Rates per $1,000                   1, 7   Age of Insured
3   Surrender Charge                     12   Amount at Risk
4   Table of Guaranteed                  18   Assignments
    Minimum Death Benefit A              18   Beneficiary
    Premiums Accumulated at              19   Benefits, Payment of
    4%                                   14   Cash Value
5   Table of Guaranteed                   7   Claims of Creditors
    Minimum Death Benefit B               7   Contestable
    Premiums Accumulated at               7   Contract
    4%                                 1, 7   Date of Issue
6   Accounts Available on Date         1, 7   Date, Policy
    of Issue                             10   Death Benefit
7   Contract                             16   Decrease in Face Amount
8   The Variable Account                  1   Face Amount
9   The Fixed Account                     9   Fixed Account
10  Death Benefit                        12   Grace Period
11  Premiums                             16   Increase in Face Amount
12  Monthly Deduction                     2   Insurance Rates
13  Reinstatement After Lapse            14   Investment Return
14  Cash Value of the Policy         19, 20   Life Income Options
15  Policy Loans                         21   Life Income Tables
16  Adjustments                           1   Loan Interest Rate
17  24 Months Conversion Right           15   Loans, Policy
18  Owner and Beneficiary                 1   Maturity Date
19  Payment of Benefits                  12   Minimum Guaranteed Death Benefit
20  Payment Options                      12   Monthly Deduction
21  Life Income Tables                   12   Monthly Minimum Premium
    .  Riders, if any                    14   Net Cash Value
    .  Amendments and                    18   Owner
       Endorsements                      16   Partial Surrender
    .  Copy of the Application           20   Payment Options
    .  Adjustment Attachments             7   Periodic Reports
                                         15   Policy Loan Balance
                                          7   Postponement of Payments
                                         11   Premiums
                                         13   Reinstatement
                                          1   Schedule, Policy
                                          8   Sub-Accounts
                                          7   Suicide
                                          3   Surrender Charge
                                      3, 14   Surrender of the Policy
                                         17   24 Months Conversion Right
                                          8   Variable Account

                                                   New England Variable Life
                                                   Insurance Company

1.   Policy Schedule

Owner and Beneficiary
As named in the Application or as later changed. See the Owner and Beneficiary Section of the Policy.

Policy Number              Age      Sex
Specimen                   35       Male

Policy Date                Maturity Date*
April 1, 1995              April 1, 2060

Policy Loan Interest Rate
5.5%

THIS POLICY IS ADJUSTABLE. IF IT IS ADJUSTED, THIS SECTION 1 WILL BE CHANGED. SEE SECTION 16.

Schedule of Benefits

Flexible Premium Adjustable Variable Life
Death Benefit Option: 1

Face Amount         Date of Issue
$250,000            April 1, 1995

Maximum Monthly Policy Fee    $7.00

Maximum Face Amount Increase Administrative Charge
 .0025 times Face Amount Increase

Maximum Monthly Administrative Charge:

Year 1          $22.50
Thereafter       12.50

Schedule of Premiums

Planned Annual Premium:                      $ 1,755.00**
Guaranteed Death Benefit A Premium:          $4,188.66
Guaranteed Death Benefit B Premium:          $3,900.40
Monthly Minimum Premium:                     $1,413.40

Maximum Premium Expense Charge:                   7.5%

*This coverage may expire prior to the Maturity Date if premiums paid are insufficient to continue the coverage to that date. There may be little or no Cash Value on that date.

**If the Planned Annual Premium is paid on the first day of each policy year, and the Actual Investment Return is 4% and the guaranteed maximum charges apply in all years, this Policy will terminate in policy year 20 unless additional premium is paid.



                        Home Office: Wilmington, Delaware

H. James Wilson
/s/
Secretary

                                      New England Variable Life
                                      Insurance Company

2.   Table of Guaranteed Maximum Cost of Insurance Rates per $1,000

Based on the 1980 CSO Smoker Table

Policy Number
Specimen

THIS POLICY IS ADJUSTABLE. IF IT IS ADJUSTED, THIS SECTION 2 WILL BE CHANGED. SEE SECTION 16.

     Policy Year    Monthly Rate        Policy Year      Monthly Rate
         1             $.2192              34             $ 3.8792
         2              .2342              35               4.1933
         3              .2533              36               4.5400
         4              .2750              37               4.9242
         5              .3000              38               5.3608
         6              .3283              39               5.8525
         7              .3617              40               6.3883
         8              .3958              41               6.9808
         9              .4350              42               7.5917
        10              .4758              43               8.2100
        11              .5225              44               8.8258
        12              .5692              45               9.4575
        13              .6200              46              10.1325
        14              .6733              47              10.8675
        15              .7333              48              11.6833
        16              .7967              49              12.5858
        17              .8700              50              13.5408
        18              .9517              51              14.5167
        19             1.0450              52              15.4817
        20             1.1500              53              16.4217
        21             1.2617              54              17.4475
        22             1.3825              55              18.4600
        23             1.5075              56              19.4742
        24             1.6408              57              20.5100
        25             1.7792              58              21.6108
        26             1.9325              59              23.0250
        27             2.1050              60              24.8458
        28             2.2992              61              27.4967
        29             2.5192              62              32.0458
        30             2.7617              63              40.0167
        31             3.0242              64              54.8317
        32             3.2975              65              83.3333
        33             3.5842

H. James Wilson
/s/
Secretary

                                           New England Variable Life
                                           Insurance Company

3. Surrender Charge

Policy Number
Specimen

THIS POLICY IS ADJUSTABLE. IF IT IS ADJUSTED, THIS SECTION 3 WILL BE CHANGED. SEE SECTION 16.

A Surrender Charge will be deducted from full surrender, decrease in Face Amount, lapse and most partial surrender transactions during the Surrender Charge Period of the initial Face Amount and any increase in Face Amount. For the initial Face Amount, the Surrender Charge Period is measured from the Policy Date. For each increase in Face Amount, the Surrender Charge Period is measured from the Adjustment Date of the increase. The Surrender Charge for the Policy is equal to: the Deferred Sales Charge for the initial Face Amount and each increase in Face Amount; plus the Deferred Administrative Charge for the initial Face Amount and each increase in Face Amount.


H. James Wilson
/s/
Secretary

(continued)

                                          New England Variable Life
                                          Insurance Company

3. Surrender Charge

Policy Number              Face Amount               Date of Issue
Specimen                   $250,000                  April 1, 1995

The Surrender Charge Period of the initial Face Amount is 11 years.

The Maximum Deferred Sales Charges for the first 5 years are shown below. The Maximum Deferred Sales Charges for the last policy month of each of the remaining years of the Period are shown below; the Maximum Charges for other months will reflect the number of completed months of the Period in the year of surrender, lapse or decrease in Face Amount.

The Deferred Administrative Charge is level throughout the first year of the Period and is shown below. The Charge for the last policy month of each of the remaining years of the Period is shown below; the Charge for other months will reflect the number of completed months of the Period in the year of surrender, lapse or decrease in Face Amount.

      Year of
     Surrender                   Maximum                    Deferred
      Charge                    Deferred                 Administrative
      Period                  Sales Charge                   Charge
         1                      $ 438.75                    $625.00
         2                        526.50                     562.50
         3                      1,263.60                     500.00
         4                      1,263.60                     437.50
         5                      1,263.60                     375.00
         6                      1,053.00                     312.50
         7                        842.40                     250.00
         8                        631.80                     187.50
         9                        421.20                     125.00
        10                        210.60                      62.50
        11                          0.00                       0.00

H. James Wilson
/s/
Secretary

                                        New England Variable Life
                                        Insurance Company

4.   Table of Guaranteed Minimum Death Benefit A
     Premiums Accumulated at 4%

Policy Number
Specimen

THIS POLICY IS ADJUSTABLE. IF IT IS ADJUSTED, THIS SECTION 4 WILL BE CHANGED. SEE SECTION 16.

The amounts shown are used to determine if the Minimum Guaranteed Death Benefit A is in effect. (See Section 12). The amounts shown assume that the Guaranteed Death Benefit A Premium is paid on the first day of each policy year and is accumulated at 4%.

  End of                               End of
   Year                                 Year
    1              $ 4,188.66            36            $ 325,032.95
    2                8,544.87            37              342,222.93
    3               13,075.32            38              360,100.51
    4               17,786.99            39              378,693.19
    5               22,687.13            40              398,029.58
    6               27,783.28            41              418,139.42
    7               33,083.27            42              439,053.66
    8               38,595.26            43              460,804.46
    9               44,327.73            44              483,425.30
   10               50,289.50            45              506,950.97
   11               56,489.74            46              531,417.67
   12               62,937.99            47              556,863.04
   13               69,644.17            48              583,326.22
   14               76,618.60            49              610,847.93
   15               83,872.00            50              639,470.51
   16               91,415.54            51              669,237.99
   17               99,260.82            52              700,196.17
   18              107,419.92            53              732,392.67
   19              115,905.37            54              765,877.04
   20              124,730.25            55              800,700.78
   21              133,908.12            56              836,917.47
   22              143,453.10            57              874,582.83
   23              153,379.89            58              913,754.80
   24              163,703.74            59              954,493.66
   25              174,440.55            60              996,862.06
   26              185,606.83            61            1,040,925.21
   27              197,219.77            62            1,086,750.87
   28              209,297.22            63            1,134,409.57
   29              221,857.76            64            1,183,974.61
   30              234,920.74            65            1,235,522.26
   31              248,506.22

          32        262,635.13
          33        277,329.20
          34        292,611.03
          35        308,504.13



H. James Wilson
/s/
Secretary

                                                     New England Variable Life
                                                     Insurance Company

5.   Table of Guaranteed Minimum Death Benefit B
     Premiums Accumulated at 4%

Policy Number
Specimen

THIS POLICY IS ADJUSTABLE. IF IT IS ADJUSTED, THIS SECTION 5 WILL BE CHANGED. SEE SECTION 16.

The amounts shown are used to determine if the Minimum Guaranteed Death Benefit B is in effect. (See Section 12.) The amounts shown assume that the Guaranteed Death Benefit B Premium is paid on the first day of each policy year and is accumulated at 4%.

         End of                           End of
         Year                             Year
            1          $ 3,900.40          26         172,833.53
            2            7,956.82          27         183,647.27
            3           12,175.49          28         194,893.56
            4           16,562.91          29         206,589.70
            5           21,125.82          30         218,753.69
            6           25,871.26          31         231,404.24
            7           30,806.51          32         244,560.81
            8           35,939.17          33         258,243.64
            9           41,277.13          34         272,473.79
           10           46,828.62          35         287,273.14
           11           52,602.17          36         302,664.46
           12           58,606.65          37         318,671.44
           13           64,851.32          38         335,318.70
           14           71,345.77          39         352,631.85
           15           78,100.00          40         370,637.52
           16           85,124.40          41         389,363.42
           17           92,429.78          42         408,838.36
           18          100,027.37          43         429,092.29
           19          107,928.86          44         450,156.39
           20          116,146.42          45         472,063.04
           21          124,692.67
           22          133,580.78
           23          142,824.41
           24          152,437.79
           25          162,435.70

H. James Wilson
/s/
Secretary

6.  Accounts Available on the Date of Issue


 . Variable
  Capital Growth Sub-account
  Money Market Sub-account
  Bond Income Sub-account
  Stock Index Sub-account
  Managed Sub-account
  Avanti Growth Sub-account
  Value Growth Sub-account
  Equity-Income Sub-account
  Overseas Sub-account
  Small Cap sub-account
  High Income Sub-account
  Asset Manager Sub-account

 . Fixed

7.  Contract


The Contract
This Policy is a legal contract between the Owner of the Policy (called "you") and New England Variable Life Insurance Company, a Delaware corporation, (called "the Company"). The Policy, which includes the attached Application and any Application for adjustment of the Policy, is the entire contract between you and the Company. All riders are listed in Section 1. A change in or waiver of the provisions of the Policy must be signed by the President or the Secretary of the Company to be valid.

Payments Under the Contract
All contract amounts are in dollars of the United States of America. Payments by the Company under the contract will be made at the Administrative Office of the Company. The obligations of the Company are subject to all payments made and actions taken by the Company under the Policy before receipt by the Company at its Administrative Office of proof of death of the Insured.

Dates
Policy years. months and anniversaries are all measured from the Policy Date. Contestable and suicide periods start on the Date of Issue and on the Adjustment Date for each increase in Face Amount. The Policy Date, the Date of Issue and each Adjustment Date are all shown in Section 1.

Not Contestable After Two Years
Insurance is issued by the Company in reliance on the statements made in the Application for the insurance. Those statements are representations; they are not warranties. No statement can be used to contest or rescind insurance or to defend against a claim unless contained in the Application for the insurance. The insurance issued under this Policy will not be contestable after it has been in force during the life of the Insured:


 .    With respect to the amount of Death Benefit which results from other than payments for which proof of insurability is required, for two years from the Date of Issue; and

 .    With respect to any amount of Death Benefit which results from a payment for which proof of insurability is required, for two years from the date that payment is received; and

 .    With respect to the amount of the Death Benefit associated with each increase in Face Amount, for two years from the Adjustment Date for that increase.

Suicide Within Two Years

If the Insured dies by suicide while sane or insane within two years from the Date of Issue, the Death Benefit will be limited to: the amount of the premiums paid; less any Policy Loan Balance on the date of death; and less any partial surrenders.

If the Insured dies by suicide while sane or insane more than two years after the Date of Issue but within two years from the Adjustment Date for an increase in Face Amount, the Death Benefit for that increase in Face Amount will be limited to the Monthly Deductions and any Face Amount increase Administrative Charge made to pay for that increase.

Age of Insured
The age of the Insured on the Policy Date and on each policy anniversary means the age at the nearest birthday of the Insured. For an increase in Face Amount during a policy year, age means age at the start of that policy year.

If the age or sex of the Insured has not been correctly stated in the Application, the Death Benefit will be the amount that the most recent Monthly Deduction which was made would have provided for the correct age and sex.

Claims of Creditors
The Policy and payments under it are exempt from the claims of creditors to the extent allowed by law.

Basis of Values
"1980 CSO" means Commissioners 1980 Standard Ordinary; it is used to describe mortality tables. Minimum Cash Values, Reserves and Guaranteed Insurance Factors are based on the mortality table shown in Section 2. Interest is compounded daily at the effective rate of 4% per year. A detailed statement of the method of computing values has been filed, where required, with the Insurance Department of the state in which the Policy is delivered. All values are equal to or in excess of the minimum values required by the law of that state.

Periodic Reports
The Company will send you all reports required by law and regulation. Such reports will be sent once each year or more often if required by law or regulation. The annual report will include, as of the date for which the report is made: the Death Benefit; the Cash Value; any Policy Loan Balance; and any other information required by law or regulation.

Policy Illustration of Benefits and Values
Upon written request the Company will send you a policy illustration which will illustrate benefits and values under the Policy.

Postponement of Variable Benefits
Except for a Policy Loan that will be used to pay premiums on policies issued by the Company, the Company can postpone the determination of and the payment or transfer of amounts based on separate investment account performance if:


 .    The New York Stock Exchange is closed for trading (except for normal weekend and holiday closing) or when trading is restricted; or

 .    The Securities and Exchange Commission determines that a state of emergency exists which may make payment or transfer impractical; or

 .    The Securities and Exchange Commission orders the Variable Account or orders the New England Zenith Fund or its successor or any other investment company in which the Variable Account is invested to postpone payment or transfer of variable benefits.


Postponement of Surrenders, Transfers and Loans From The Fixed Account
The Company can postpone the payment of the portion of the Policy's Net Cash Value which is in the Fixed Account for not more than six months after surrender. If payment is postponed for more than 30 days, it will be credited with interest from the date of surrender. The rate of interest will be set each year by the Company; but the rate will not be less than 3 1/2% per year.

The Company can postpone transfers from the Fixed Account for not more than six months from the date of the request. The effective date of the transfer is the date on which values are transferred from the Fixed Account.

The Company can postpone the making of any Policy Loan and any partial surrender from the Fixed Account for not more than six months from the day you apply, except Loans or partial surrenders to pay premiums on policies issued by the Company.

8.  The Variable Account

The Variable Account
The Variable Account (called "the Account") is a separate investment account established by the Company in accordance with Delaware law. The assets of the Account are owned by the Company. The assets of the Account will be used to provide values and benefits under this Policy and similar policies. The portion of the Account assets equal to the reserves plus other policy liabilities of the Account is not chargeable with liabilities arising out of any other business the Company may conduct. The Company reserves the right to transfer to its general account Variable Account assets which exceed the total of reserves and other liabilities of the Account. Income and realized and unrealized capital gains and losses of the Account are credited to the Account without regard to any of the Company's other income or capital gains and losses.

Sub-Accounts
The Account consists of sub-accounts, each of which is invested in shares of one portfolio of the New England Zenith fund or its successor or any other investment company in which the Account is invested. Shares of a portfolio are purchased for a sub-account at their net asset value.

The Policy's first investment is made in the Money Market sub-account as of the latest of:

 .    The Policy Date;

 .    The date of the Part II of the Application for the initial Face Amount, if any is required; and

 .    The date the first premium is received by the Company.

The Policy's Cash Value will be transferred, based on your choice, to the sub-accounts and the Fixed Account as of the later of: 45 days after Part I of the Application for the initial Face Amount is signed; and 10 days after the Company mails the separate Notice of Withdrawal Right for the initial Face Amount. Before this transfer, the values and benefits of the Policy will depend on the net investment performance of the Money Market sub-account. After this transfer each net premium allocated to the Account and each net unscheduled payment allocated to the Account will be invested in the sub-accounts you chose as of the date it is received by the Company at its Administrative Office.

Each distribution of income, dividends and capital gains from a portfolio to a sub-account will be reinvested for the benefit of the owners of the policies in that sub-account at net asset value in shares of the portfolio which made the distribution.

The Cash Value of the Policy at any time cannot be allocated among more than 10 sub-accounts, except with the consent of the Company; and the Fixed Account will be counted in the limit of 10.

The values and benefits of a policy depend on:
the investment performance of the portfolios in which the sub-accounts are invested; and the interest credited to the Fixed Account. The Company does not guarantee the investment performance of the portfolios of the sub-accounts. You bear the investment risk for amounts invested in the sub-accounts for your Policy.

Choice of Sub-Accounts
You choose the sub-accounts in which net premiums and net unscheduled payments are to be invested. You can change the choice for future premiums and future unscheduled payments at any time by notice to the Company. The change will be effective as of the date the request is received by the Company at its Administrative Office. The portion of the net premium and the net unscheduled payment to be applied to each sub-account chosen must be a whole percent not less than 10.

The portfolios as of the Date of Issue are listed in the then current prospectus for the Account and in Section 6.

Change in Portfolios
The Company can add or remove portfolios as sub-account investments as permitted by law. When a change is made, the Company will send you: a revised prospectus for the Account which will describe all of the portfolios then available in the New England Zenith Fund or its successor or any other investment company in which the Account is invested; and any notice required by law.

When a portfolio is removed, the Company has the right to substitute a different portfolio in which the sub-account will then invest:

 .    The value of the removed portfolio; and

 .    Future net premiums and future net unscheduled payments applied to that sub-account.


Transfer Option
After the Right to Return the Policy period you can transfer all or a portion of the Policy's existing share of a sub-account to another sub-account or to the Fixed Account. (See Restriction of New Amounts Applied to the Fixed Account provision.) Requests for transfers can be made in writing or by telephone. The Company is not responsible for determining the authenticity of transfer instructions received by telephone. Transfers will be subject to a limit of 4 in each policy year, except with the consent of the Company. A transfer out of the Fixed Account will not count against this limit.

Change of Investment Policy
The investment policy of the Account will not be changed unless: (a) the change has been approved by the Insurance Commissioner of the state of Delaware; and
(b) a statement of the approval process has been filed with the Insurance Department of the state in which this Policy is delivered. If the investment policy of the Account is changed, the Company will give you written notice of the change. You can then choose to convert this Policy to fixed benefit coverage. The conversion will be on the same basis as that described in the 24 Months Conversion Right section. (See Section 17.) Your request to convert this Policy must be made within 60 days of the later of: (a) the effective date of the investment policy change; or (b) the date you receive the notice of the change.

Rights Reserved by the Company
The Company reserves the right to take certain actions subject to compliance with law including, if required, the approval of the owners of the policies. These actions are: (a) to create new investment accounts; (b) to combine any two or more separate investment accounts, including the Account; (c) to invest some or all of the assets of the Account other than in the New England Zenith Fund;
(d) to invest some or all of the assets of the Account in any other investment company chosen by New England Variable Life Insurance Company; (e) to remove a portfolio in which the sub-account is invested or to substitute a different portfolio; (f) to operate the Account as a management investment company and to charge investment advisory fees under the Investment Company Act of 1940 or to operate the Account in any other form permitted by law; and (g) to deregister the Account under the Investment Company Act of 1940 if registration is no longer required.


9.  The Fixed Account

The Fixed Account
The Fixed Account is a segmented fund within the general account of the Company.

If you choose the Fixed Account, the first date on which money is applied to the Fixed Account for the Policy is the latest of:

 .     45 days after Part I of the Application for the initial Face Amount is signed;

 .     10 days after the Company mails the separate Notice of Withdrawal Right for the initial Face Amount; and

 .     The effective date of the choice of the Fixed Account.

Before this date, the value of the portion of the net premium and any net Unscheduled Payment allocated to the Fixed Account will depend on the net investment performance of the Money Market sub-account of the Variable Account. After this date each net premium allocated to the Fixed Account and each net unscheduled payment allocated to the Fixed Account will be applied as of the date it is received by the Company at its Administrative Office. Each transfer to the Fixed Account will be applied as of the transfer date.

Fixed Account Interest
Except as noted in the Repayment of Loans provision of Section 15, the rate of interest for each amount applied to the Fixed Account: will be the rate set by the Company in advance for the date the amount is applied to the Fixed Account; and will not be less than a rate equivalent to an annual effective rate of 4%. The effective interest rate used on the Policy will be the weighted average of all such rates for the Policy.

Each year, on the policy anniversary, the Company will determine a portion, if any, of the Policy's portion of the Fixed Account which will be reinvested at the rate effective on that date.

Interest will be credited to the Fixed Account on a daily basis.

Restriction of New Amounts Applied to the Fixed Account
The Company reserves the right to restrict new amounts applied to the Fixed Account if the rate of interest that would be used for the new amount is a rate equivalent to an annual effective rate of 4%.

Transfers Out of the Fixed Account
You can transfer a limited amount of the Policy's portion of the Fixed Account to the sub-accounts once within 30 days after each policy anniversary. The transfer will be limited to the greater of: 25% of the Policy's portion of the Fixed Account on the transfer date; and the amount of the Policy's portion of the Fixed Account transferred to the sub-accounts the prior year. However, if less than $100.00 would remain in the Fixed Account after the transfer, you can transfer the remainder to the sub-accounts. Requests for transfers can be made in writing or by telephone. The Company is not responsible for determining the authenticity of transfer instructions received by telephone.

Choice of the Fixed Account
You can choose to have net premiums and net unscheduled payments applied to the Fixed Account. You can change the choice for future net premiums and future net unscheduled payments at any time by notice to the Company in writing. (See the Restriction of New Amounts Applied to the Fixed Account provision.) The portion of the net premium and net unscheduled payment to be applied to the Fixed Account must be a whole percent not less than 10.

10.  Death Benefit

Death Benefit
If the Insured dies before the Maturity Date, the Company will pay a Death Benefit to the Beneficiary. The amount of the Death Benefit will depend on the Death Benefit Option in effect on the date of death. The amount payable will be reduced by any Policy Loan Balance on the date of death. If the Insured dies during the grace period, an amount will be deducted from the policy proceeds to cover Monthly Deductions to the date of death. The policy proceeds will be paid in one sum unless all or part of the proceeds is applied to a Payment Option. (See Payment of Benefits, Section 19.)

Death Benefit Options
This Policy provides two Death Benefit Options. The Death Benefit Option will be as chosen in the Application or as later changed. The Death Benefit Option is shown in Section 1. If Option 1 is chosen the Death Benefit on the date of death is equal to the greater of (a) and (c) and if Option 2 is chosen the Death Benefit on the date of death is equal to the greater of (b) and (c), where:

(a)  is equal to the Face Amount shown in Section 1;

(b)  is equal to the Face Amount shown in Section 1 plus the Cash Value; and

(c) is equal to the Death Benefit which will allow the Policy to continue to qualify as a flexible premium adjustable life insurance contract under the Internal Revenue Code and any interpretive regulation or rulings by the Internal Revenue Service.


The Company will calculate (c) as the Applicable Percent of: the Cash Value of the Policy plus the pro rata portion of any monthly deduction made for a period beyond the date of death. The percent used will be based on the age of the Insured at the beginning of the policy year as shown in the Table of Applicable Percentages below.

Table of Applicable Percentages

                   Applicable                              Applicable
    Age            Percentage             Age              Percentage
0 through 40          250              61                     128
41                    243              62                     126
42                    236              63                     124
43                    229              64                     122
44                    222              65                     120
45                    215
46                    209              66                     119
47                    203              67                     118
48                    197              68                     117
49                    191              69                     116
50                    185              70                     115
51                    178              71                     113
52                    171              72                     111
53                    164              73                     109
54                    157              74                     107
55                    150              75 through 90          105
56                    146              91                     104
57                    142              92                     103
58                    138              93                     102
59                    134              94 through 99          101
60                    130             100                     100

Changing the Death Benefit Option
After the first policy year you can change the Death Benefit Option by written application to the Company. A change in Death Benefit Option will be effective on the Adjustment Date shown in the new Policy Schedule.

Except with the consent of the Company, a change from Option 1 to Option 2 can be made only if the Face Amount after the change is at least $250.000. If you change from Option 1 to Option 2:

 .        The Face Amount will be decreased by the amount of the Cash Value;

 .        A decrease in Face Amount will be applied to reduce the initial Face
         Amount and each increase in Face Amount on a pro rata basis; and

 .        No surrender charge will apply.

A decrease in Face Amount may require a decrease in the amounts provided by riders attached to this Policy.

If you change from Option 2 to Option 1:

 .    The Face Amount will be increased by the amount of the Cash Value; and

 .    This increase in Face Amount will be applied to the initial Face Amount and to each prior increase in Face Amount on a pro rata basis.

The requirements in the Increase in Face Amount provision of Section 16 do not apply to a change from Option 2 to Option 1.

11.  Premiums

Payment
Premiums are payments made to the Company to pay for the Policy. The Policy will not be in force until the first premium is paid. After the first premium is paid, premiums can be paid: at any time; and in any amount, subject to the Limits on Premiums below. Payments can be made at the Administrative Office of the Company or at any Agency of the Company. A receipt for payment signed by the Secretary of the Company will be given on request. Unless you request otherwise in writing to the Company, any payment received by the Company when a Policy Loan exists on the Policy will be used: first, as a planned premium; second, as payment of the loan interest due; third, as a repayment of the Policy Loan; and fourth, as an unscheduled payment.

Amount and Frequency
Planned annual premiums are shown in Section 1. Payments and Planned Premium Dates can be annual, semi-annual or quarterly or can be at any frequency agreed to by the Company. (See Limits on Premiums below.)

Unscheduled payments can be made at any time prior to the Maturity Date. (See Limits on Premiums below.)

Cash Values and Death Benefits will be permanently affected by the amount and frequency of planned and unscheduled payments.

Limits on Premiums
Payments are subject to these limits:

 .    No payment can be less than $25; and

 .    Total planned and unscheduled payments will be limited to the Company's published maximum; and

 .    No unscheduled payment can be made if it increases the Death Benefit by more than it increases the Cash Value, except with evidence of insurability and the consent of the Company; and

 .    No planned premium can be increased except with the consent of the Company.

This Policy is intended to qualify as a flexible premium adjustable life insurance contract under the Internal Revenue Code and any interpretive regulation or rulings by the Internal Revenue Service. To that end, premiums on this Policy are limited to an amount no greater than that allowing the Policy to continue to qualify.

Net Payments
Each net premium and each net unscheduled payment is equal to: the payment; less no more than the Maximum Premium Expense Charge at the rate shown in Section 1.

12.  Monthly Deduction

Monthly Deduction
On the first day of each policy month, whether or not premiums are paid, the Company will make a Monthly Deduction for that policy month from the Cash Value of this Policy. The amount of the Monthly Deduction for a policy month is equal to:

 .    The cost of insurance and the cost of any riders for the policy month;
              PLUS

 .    An amount not greater than the Maximum Monthly Policy Fee shown in
     Section 1;

              PLUS

 .    An amount not greater than the Maximum Monthly Administrative Charge shown in Section 1.

If either Minimum Guaranteed Death Benefit is in effect or if the Policy meets the Monthly Minimum Premium test, whether or not premiums are paid, the Monthly Deduction will be made, until the Cash Value equals zero. Otherwise, the Monthly Deduction will be made, as long as the Net Cash Value is sufficient to cover the entire Monthly Deduction. This provision will not continue the Policy beyond the Maturity Date; nor will it continue any rider beyond the termination date as provided in the rider.

The Monthly Deduction will be deducted in the same proportion as the Cash Value of the Policy is in the sub-accounts and the Fixed Account.

Cost of Insurance
The monthly cost of insurance for the Policy is equal to: the amount at risk; times the cost of insurance rate per $1,000 for that month divided by 1,000. The amount at risk is equal to:

 .    The Death Benefit on the first day of the policy month discounted at
     .3273745%, the monthly equivalent of 4% per year;
              LESS

 .    The Cash Value on the first day of the policy month after the Monthly
     Deduction has been processed.

Cost of Insurance Rates
The cost of insurance rates will be set by the Company each year on the policy anniversary, based on the expectations of the Company as to future experience. The rates are guaranteed for one year.

The Table of Guaranteed Maximum Cost of Insurance Rates per $1,000 (see Section
2) shows the maximum guaranteed rate for each policy month which starts on the Policy Date or a policy anniversary. The rates between anniversaries vary monthly based on the assumption of uniform distribution of deaths throughout the policy year. The cost of insurance rates for each policy year for the initial Face Amount and for each increase in Face Amount are based on: the sex of the Insured; the underwriting class of the Insured; and the age of the Insured on the first day of the policy year.

Monthly Deduction Adjustment At Death
The portion of any Month Deduction made for a period beyond the date of death will be added to the policy proceeds unless this amount has already been included in the Death Benefit as described in (c) in Section 10. If the Insured dies during the grace period, an amount will be deducted from the policy proceeds to cover Monthly Deductions to the date of death.

Grace Period
Unless either Minimum Guaranteed Death Benefit is in effect or the Policy meets the Monthly Minimum Premium test, if the Net Cash Value on the first day of a policy month is not enough to cover the Monthly Deduction for that month, the Company will mail a premium notice to you and any assignee at the addresses on record with the Company. There is a grace period of 62 days from the date when the Monthly Deduction was due in which to pay a premium large enough to permit the Monthly Deduction to be made.

The insurance remains in force during the grace period. If the premium remains unpaid at the end of its 62-day grace period, the Policy will lapse without value. Any riders will also lapse without value unless otherwise stated in the rider.

Monthly Minimum Premium
The Company will do the following comparison on the first day of each policy month during the first three policy years unless: the Face Amount has been increased; or the Policy has been lapsed; or this Policy is the result of the exercising of a Change to a New Insured rider.

The Company will compare (a) to (b), where: (a) equals the total of the Monthly Minimum Premiums for the Policy from the Policy Date to that policy month; and
(b) equals the total premiums paid to date less all partial surrenders and any Policy Loan Balance at that time. If (b) is greater than or equal to (a), the Policy will not be lapsed if the Net Cash Value on the first day of the policy month is not enough to cover the Monthly Deduction due for that month.

The Monthly Minimum Premium is shown in the Policy Schedule. (See Section 1.) This Premium will be recalculated when: the Face Amount is decreased; the amount provided by riders attached to this Policy is changed; a partial surrender is made which results in a decrease in Face Amount; or the underwriting class of this Policy and its riders is changed to a more favorable underwriting class.

Minimum Guaranteed Death Benefits
This Policy provides two Minimum Guaranteed Death Benefits: Benefit A; and Benefit B. On the first day of each policy month the Company will determine if either Benefit is in effect unless: "NOT ELIGIBLE" is shown for the Guaranteed Death Benefit Premiums in Section 1 (see below); or a Policy Loan exists. If either Benefit is in effect, the Policy will not be lapsed even if the Net Cash Value on the first day of the policy month is not enough to cover the full Monthly Deduction due for that month. If the Insured dies while either Benefit is in effect, the Death Benefit of the Policy will be based on the Death Benefit Option in effect on the date of death.

The Guaranteed Death Benefit A Premium and the Guaranteed Death Benefit B Premium are shown in the Policy Schedule. These Premiums will be recalculated when: the Face Amount is increased or decreased; the amount provided by riders attached to this Policy is increased or decreased: a partial surrender which results in a decrease in Face Amount is made; or the underwriting class of this Policy and its riders is changed to a more favorable underwriting class. Recalculation of the Premiums will affect the Tables shown in Sections 4 and 5. When the Company recalculates the Premiums, it will determine if this Policy is still eligible for the Minimum Guaranteed Death Benefits.

The Policy will become ineligible for the Guaranteed Death Benefits if, in order to allow the Policy to continue to qualify as a life insurance contract under the Internal Revenue Code either recalculated Premium is less than zero. If the Policy is ineligible for these Benefits, the words "NOT ELIGIBLE" will appear in the Policy Schedule for the Guaranteed Death Benefit A and B Premiums and in the Tables shown in Section 4 and 5.

     Benefit A
If you pay the Guaranteed Death Benefit A Premium for the Policy in each policy year (any premiums paid within 20 days prior to a policy anniversary are treated as if paid in the next policy year). Benefit A is in effect unless: a Policy Loan exists; a partial surrender was made; or "NOT ELIGIBLE" is shown for the Guaranteed Death Benefit A Premium in Section 1.

Unless a Policy Loan exists or "NOT ELIGIBLE" is shown for the Guaranteed Death Benefit A Premium, if you pay an amount different from the Guaranteed Death Benefit A Premium in any policy year, or if you make a partial surrender, Benefit A will be in effect if (a) plus (b) is equal to or greater than (c), where:(a) is equal to: the total of the premiums paid in each prior policy year accumulated at 4% from the first day of the year of payment to the most recent policy anniversary (except premiums paid within 20 days prior to the policy anniversary are treated as if paid in the next policy year); less every partial surrender made in each prior policy year accumulated at 4% from the date of surrender to the most recent policy anniversary; and (b) is equal to the total of the premiums paid in the then current policy year (except premiums paid within 20 days prior to a policy anniversary are treated as if paid in the next policy year); less every partial surrender made in that policy year; and (c) is equal to: the amount shown in the Table of Guaranteed Minimum Death Benefit A Premiums Accumulated at 4% (see Section 4) for the prior policy year; plus 1/12 of the Benefit A Premium times 1 plus the number of completed policy months of the then current year.

     Benefit B
If you pay the Guaranteed Death Benefit B Premium for the Policy in each policy year (any premiums paid within 20 days prior to a policy anniversary are treated as if paid in the next policy year), Benefit B is in effect unless: a Policy Loan exists; a partial surrender was made; or "NOT ELIGIBLE" is shown for the Guaranteed Death Benefit B Premium in Section 1.

Unless a Policy Loan exists or "NOT ELIGIBLE" is shown for the Guaranteed Death Benefit B Premium, if you pay an amount different from the Guaranteed Death Benefit B Premium in any policy year, or if you make a partial surrender, Benefit B will be in effect if (a) plus (b) is equal to or greater than (c), where: (a) is equal to: the total of the premiums paid in each prior policy year accumulated at 4% from the first day of the year of payment to the most recent policy anniversary (except premiums paid within 20 days prior to the policy anniversary are treated as if paid in the next policy year); less every partial surrender made in each prior policy year accumulated at 4% from the date of surrender to the most recent policy anniversary; and (b) is equal to the total of the premiums paid in the then current policy year (except premiums paid within 20 days prior to a policy anniversary are treated as if paid in the next policy year); less every partial surrender made in that policy year; and (c) is equal to: the amount shown in the Table of Guaranteed Minimum Death Benefit B Premiums Accumulated at 4% (see Section 5) for the prior policy year; plus 1/12 of the Benefit B Premium times 1 plus the number of completed policy months of the then current year.

Benefit B cannot be in effect beyond the later of: attained age 80 of the Insured; and 20 years from the Policy Date, or the Maturity Date if earlier.

13.  Reinstatement After Lapse

Reinstatement
If the Policy lapses, the Policy and riders can be reinstated. (See Limitations on Reinstatement below.) Reinstatement is subject to:


 .    Written application to reinstate; and

 .    Proof that the Insured is insurable; and

 .    Payment of a premium large enough to keep the Policy and any riders in force for at least two months; and

 .    Payment or reinstatement of any Policy Loan Balance which existed on the date when the Policy lapsed.

Limitations on Reinstatement
The Policy and riders cannot be reinstated. except with the consent of the Company, if more than seven years have passed since the date of lapse.

Any rider which provides life or disability insurance on a person other than the Insured can be reinstated only as stated in the rider.

Effective Date of Reinstatement
Reinstatement will take effect: only if the application for reinstatement is approved by the Company; and only when the premium for reinstatement has been paid, provided that at the time of payment there has been no change in insurability as represented in the application for reinstatement.

Surrender Charge At and After Reinstatement
A Surrender Charge was applied when the Policy lapsed. If the Policy is later reinstated, the Surrender Charge will be credited to the Cash Value of the Policy. The Surrender Charge on the date of reinstatement will be the same as it was on the date of lapse. For the purpose of determining the Surrender Charge on any date after reinstatement, the period the Policy was lapsed will not count.

Maximum Monthly Administrative Charge After Reinstatement
For the purpose of determining the Maximum Monthly Administrative Charge on any date after reinstatement, the period the Policy was lapsed will not count.

14.  Cash Value of the Policy

Cash Value
The first net premium will be credited to the Policy as of the latest of:

 .    The Policy Date;

 .    The date of the last Part II of the Application for the initial Face
     Amount; and

 .    The date the first premium is received by the Company.

Each future net premium will be credited to the Cash Value as of the date it is received by the Company.

The Cash Value of the Policy will depend on the net investment performance of the Money Market sub-account until the later of: 45 days after Part I of the Application for the initial Face Amount is signed; and 10 days after the Company mails the separate Notice of Withdrawal Right for the initial Face Amount. Thereafter, the Cash Value of the Policy is equal to: the Policy's share of the chosen sub-accounts; plus the Policy's portion of the Fixed Account; plus the amount of any assets transferred to the general account of the Company because of Policy Loans. (See Section 15.) The amount of the Cash Value depends on: the frequency and amount of net planned premiums; the frequency and amount of net unscheduled payments; investment performance of the chosen sub-accounts; interest credited to the Policy's portion of the Fixed Account; Monthly Deductions; all chosen Death Benefit Options; partial surrenders; increases and decreases in Face Amount; transfers among sub-accounts and the Fixed Account; and Policy Loans. The Cash Value can increase or decrease on a daily basis, depending on: the actual investment performance of the chosen sub-accounts; and the interest credited to the Policy's portion of the Fixed Account. (See Actual Investment Return below.)

The Cash Value of the Policy is not increased by the cash value of any rider, unless stated in the rider.

Net Cash Value
The Net Cash Value is equal to:

 .    The Cash Value of the Policy;
              LESS

 .    Any Policy Loan Balance;
              LESS

 .    The Surrender Charge that would apply upon surrender, whether or not there is a surrender. (See Section 3.)

Surrender of the Policy
You can surrender the Policy for its Net Cash Value at any time before the Maturity Date by notice to the Company in writing. Upon surrender, the Policy will be canceled. The Net Cash Value will be paid to you in one sum, unless you choose in writing to apply all or part to a Payment Option. (See Payment of Benefits, Section 19.) If you surrender the Policy during the grace period, an amount will be deducted from the Net Cash Value to cover the Monthly Deduction to the date of surrender.

Monthly Cost of Insurance Adjustment At Surrender or Partial Surrender
The pro rata portion of any monthly cost of insurance deduction made for a period beyond the date of surrender or partial surrender (See Section 16) will be added to the surrender proceeds.

Actual Investment Return
The Policy has an Actual Investment Return for each Valuation Period for its share of each chosen sub-account and for its portion of the Fixed Account. The Policy's Actual Investment Return for each sub-account for each Valuation Period is equal to (a) minus (b); where:

 .    (a) is equal to the Policy's share of the sub-account as of the end of the
     Valuation Period:
              PLUS

 .    the monthly charges deducted in the Valuation Period;
              LESS

 .    any net planned premium and net unscheduled payment credited during the
     Valuation Period;
              PLUS

 .    the total of the partial surrenders made during the Valuation Period;
              PLUS

 .    the interest credited during the Valuation Period to any borrowed portion of the Policy's Cash Value;
              PLUS or LESS
     a charge or credit for the Policy's share of any reserve for taxes which the Company determines to apply to the sub-account; and

 .    (b) is equal to the Policy's share of the sub-account as of the end of the most recent Valuation Period;
              PLUS or LESS

     a charge or credit for the Policy's share of any reserve for taxes which the Company determines to apply to the sub-account.

The Actual Investment Return for the Fixed Account for each Valuation Period is equal to (a) minus (b); where:

 .    (a) is equal to the Policy's portion of the Fixed Account as of the end of the Valuation Period;
              PLUS

     the monthly charges deducted in the Valuation Period;
              LESS

     any net planned premium and net unscheduled payment credited during the Valuation Period;
              PLUS

     the total of the partial surrenders made during the Valuation Period;
              PLUS

     the interest credited during the Valuation Period to any borrowed portion of the Policy's Cash Value; and

 .    (b) is equal to the Policy's portion of the Fixed Account as of the end of the most recent Valuation Period.

There is a daily charge for mortality risk and expense risk against the Policy's share of the sub-accounts. This charge will not be greater than: .002465753425% which is a rate equivalent to .90% per year divided by 365.

Valuation Periods and Valuation Dates
A Valuation Period for each sub-account is a period:

 .    Which starts on a Valuation Date; and
 .    Which ends on the next succeeding Valuation Date.

Each day the New York Stock Exchange is open for trading is a

Valuation Date.

15.  Policy Loans

Policy Loans
After the Right to Return the Policy period you can borrow all or part of the Loan Value of the Policy by written request to the Company. Policy Loans are made on the sole security of the Policy. The amount you can borrow at any time is equal to the Loan Value less any Policy Loan Balance at that time.

Unless you request otherwise, Policy Loans will reduce first, the Policy's share of the sub-accounts proportionately and second, the Policy's portion of the Fixed Account, except as noted below in the Interest on Loans; Policy Loan Balance provision. Assets equal to the amount of the Loan:

 .    Will be transferred to the general account of the Company; and

 .    Will earn interest at the effective rate per year of not less than: the
     Policy Loan Interest Rate; less 1.5%

Policy Loans, whether or not repaid, can have a permanent effect on Cash Values and Death Benefits.

While a Policy Loan exists, neither Minimum Guaranteed Death Benefit will be in effect.

Loan Value
The Loan Value of the Policy on the date the Loan is made is equal to:

 .    90% of the Cash Value of the Policy projected to the next policy anniversary or, if earlier, to the next Planned Premium Date;
              LESS

 .    The Surrender Charge that would apply upon surrender (whether or not there will be a surrender) on the next Planned Premium Date or, if greater, on the date the loan is made;
              LESS

 .    Loan interest to the next loan interest due date.

The Cash Value will be projected with interest at the effective rate per year of 1.5% less than the Policy Loan Interest Rate.

Interest on Loans; Policy Loan Balance
Interest will be charged on Policy Loans at the Policy Loan Interest Rate shown in Section 1. Interest accrues daily. The Policy Loan Balance at any time means Policy Loans outstanding plus interest accrued to date. Loan interest is due on the policy anniversary each year. Loan interest not paid when due will be added to the Loan and interest will be charged on it; when loan interest is added to the Loan, the Policy's share of the sub-accounts and the Policy's portion of the Fixed Account will be reduced proportionately.

Repayment of Loans
Policy Loans can be repaid to the Company at any time in whole or in part. Loan repayments will be allocated: first, to repay the Loans made against the Fixed Account; and second, unless you request otherwise, to repay the Loans made against the sub-accounts in the same proportion as the Policy is invested in the sub-accounts.

The rate of interest for each loan repayment allocated to the Fixed Account will be the lesser of: the rate set by the Company in advance for the date the loan repayment is allocated to the Fixed Account; and the effective interest rate (see Fixed Account Interest) for the Policy on the date of the repayment.

A Policy Loan is a charge against the Policy. The proceeds of the Policy will be reduced by any Policy Loan Balance on the date of death of the Insured. If the Policy Loan Balance at any time exceeds the Cash Value of the Policy less the Surrender Charge on the next loan interest due date or, if greater, on the current Valuation Date (called "excess Policy Loan"), the Company will mail a notice to you and to any assignee. The notice will be mailed to the addresses on record with the Company. If the excess amount is not paid to the Company within 62 days after the mailing of the notice, the Policy will lapse without value.

Unless you request otherwise, any payment received by the Company when a Policy Loan exists on the Policy will be used: first, as a planned premium; second, as payment of the loan interest due; third, as a repayment of the Policy Loan; and fourth, as an unscheduled payment.

16.  Adjustment

Increase in Face Amount
After the first policy year. the Face Amount can be increased on the first day of any policy month. (See Limit on Adjustments below.) An increase in Face Amount is subject to:

 .    Written application to increase the Face Amount;

 .    Proof that the Insured is insurable;

 .    New insurance for the amount of the increase on the same plan at the age of the Insured on the Adjustment Date being allowed under the underwriting rules of the Company;

 .    The amount of the increase being at least $10,000, except with the consent of the Company;

 .    A Monthly Deduction for the increase. (See Monthly Deduction, Section 12.);
     and

 .    A Face Amount Increase Administrative Charge not greater than the Maximum stated in Section 1, unless the increase is not medically underwritten, to be deducted from the Cash Value in the same proportion as the Cash Value of the Policy is in the sub-accounts and the Fixed Account.

There is a new Surrender Charge Period associated with an increase in Face Amount. (See Section 3).

The amount of any rider which is attached to the Policy can be increased only as stated in the rider.

The Application to increase the Face Amount must be signed by the Insured and by you. An increase will be effective on the Adjustment Date shown in the new Policy Schedule.

Decrease in Face Amount
The Face Amount may be decreased by written application to the Company; but only if the Face Amount which will remain after a decrease is at least $250,000: except with the consent of the Company. No portion of the Cash Value will be paid to you. A Surrender Charge may apply to a decrease in Face Amount. (See
Section 3.) Any Surrender Charge applied will be based on the amount of the decrease. Thereafter, any Surrender Charges will be proportional to the remaining Face Amount. Any decrease in Face Amount will be applied to reduce the initial Face Amount and each increase in Face Amount on a pro rata basis, except with the consent of the Company. The Cash Value after the decrease in Face Amount will be equal to: the Cash Value just prior to the decrease; less any Surrender Charge for the decrease. The Death Benefit will be recalculated based on the new Face Amount and the Cash Value after the decrease. A decrease in Face Amount will be effective on the Adjustment Date shown in the new Policy Schedule. A decrease in Face Amount may require a decrease in the amounts provided by riders attached to this Policy.

Partial Surrender
After the Right to Return the Policy Period, you can make a partial surrender by written request to the Company. A portion of the Cash Value will be paid to you. A Surrender Charge may apply if you make a partial surrender. (See Section 3.) Any Surrender Charge applied will be based on the amount of the decrease in Face Amount. (See below). Thereafter, any Surrender Charge will be proportional to the remaining Face Amount. In each policy year, partial surrenders will be limited, except with the consent of the Company, to: 20% of the Net Cash Value on the day the first partial surrender is made for the policy year; or, if less, the Loan Value minus any Policy Loan Balance. The amount of the partial surrender will be deducted from the Cash Value. The Death Benefit of the Policy will be based on the Face Amount after the partial surrender and the reduced Cash Value. The Face Amount of the Policy will be reduced, if necessary, so the amount at risk after the partial surrender is not greater than the amount at risk before the partial surrender. (See Cost of Insurance, Section 12). Any decrease in Face Amount will be applied to reduce the initial Face Amount and each increase in Face Amount on a pro rata basis, except with the consent of the Company. The Face Amount which will remain after the partial surrender must be at least $250,000, except with the consent of the Company. A decrease in Face Amount may require a decrease in the amounts provided by riders attached to this Policy.

Unless you request otherwise. a partial surrender will reduce: first, the Policy's portion of the sub-accounts proportionately; and second, the Policy's portion of the Fixed Account.

Limit on Adjustments
On an Adjustment Date you can have only one increase in Face Amount. Therefore, if this Policy includes a Level Term Insurance Rider and you request both an exchange of term insurance for an increase in Face Amount and an additional increase in Face Amount for this Policy:

 .    If the two increases will be on the same underwriting class, the two requests will be combined and processed as one adjustment; otherwise

 .    The additional increase in Face Amount will be processed first and the exchange of term insurance will be processed one month later.

Adjustment of the Policy
The Policy Schedule and Sections 2 through 5, must be changed to reflect an increase or a decrease in the Face Amount. The Policy Schedule must be changed also to reflect a change in the Death Benefit Option. The changed Policy Schedule and the changed

Sections 2 through 5, if any, and the Application for the adjustment will be made part of the Policy by adjusting the Policy. The Company can, at its option, adjust the Policy:

 .    By sending you a new Policy Schedule, and new Sections 2 through 5, if any, and a copy of the Application for the adjustment for you to attach to the Policy; or

 .    By requiring that the Policy be returned to have the new Policy Schedule and new Sections 2 through 5. if any, and a copy of the Application for the adjustment attached to the Policy by the Company; or

 .    By sending you an adjusted policy to take the place of this Policy.

Upon adjustment the Policy will be in force only as adjusted.

17.  24 Months Conversion Right

24 Months Conversion Right
The 24 Months Conversion Right allows you to convert all or a portion of this Policy, subject to the terms of this Section, to fixed benefit coverage: by transferring value to the Fixed Account; and by allocating future premiums and future net unscheduled payments to the Fixed Account.

A request to exercise the 24 Months Conversion Right must be in written form satisfactory to the Company. The 24 Months Conversion Right can be exercised:

 .    Once within 24 months after the Date of Issue of the Policy;

 .    Once within 24 months after the Adjustment Date of an increase in Face
     Amount; and

 .    Even if the Company is restricting new amounts applied to the Fixed
     Account. (See Restriction of New Amounts Applied to the Fixed Account provision of Section 9.)

If the Company is not restricting amounts applied to the Fixed Account: you can transfer to the Fixed Account all or part of the Policy's Cash Value in the sub-accounts; and you can allocate all or part of future net premiums and net unscheduled payments to the Fixed Account. However, at any time in the future if the Company is restricting new amounts applied to the Fixed Account, the Company reserves the right to limit the allocation of future net premiums and net unscheduled payments to the Fixed Account to the Policy's lowest Fixed Account allocation percentage since the most recent date when this Right was exercised. The Policy's share of the sub-accounts will be reduced proportionately when Cash Value is transferred under this Right.

If the Company is restricting amounts applied to the Fixed Account: you can transfer to the Fixed Account the portion of the Policy's Cash Value in the sub-accounts which is attributable to the coverage for which this Right is being exercised; and you can allocate future net premiums and net unscheduled payments to the Fixed Account based on the Company's published rules. The Policy's share of the sub-accounts will be reduced proportionately when Cash Value is transferred under this Right.

Transfers to the Fixed Account resulting from the exercise of the 24 Months Conversion Right are not counted in the limit of 4. (See Transfer Option provision of Section 8.)

18.  Owner and Beneficiary

Owner
The Owner of the Policy is named in the Application (see copy attached); but, the Owner can be changed. The new Owner will succeed to all rights of the Owner, including the right to make a further change of Owner. At the death of the Owner, his or her estate will be the Owner, unless a successor Owner has been named. In this Policy "you" means the Owner, whether the Owner is a person, a partnership, a corporation, a fiduciary or any other legal entity. The rights of the Owner will end at the death of the Insured, except for Payment of Benefits. (See Section 19.)

Beneficiary
The Beneficiary is named in the Application (see copy attached); but, the Beneficiary can be changed before the death of the insured. The Beneficiary can be a person, a corporation, a partnership, a fiduciary or any other legal entity. A person must survive the Insured to qualify as Beneficiary. If none survives, the proceeds will be paid to the Owner.

Change of Owner or Beneficiary
A change of Owner or Beneficiary must be in written form satisfactory to the Company, and must be dated and signed by the Owner who is making the change. The change will be subject to all payments made and actions taken by the Company under the Policy before the signed change form is received by the Company at its Administrative Office.

Assignments
An absolute assignment of the Policy by the Owner is a change of Owner and Beneficiary to the assignee. A collateral assignment of the Policy by the Owner is not a change of Owner or Beneficiary;

but their rights will be subject to the terms of the assignment. Assignments will be subject to all payments made and actions taken by the Company before a signed copy of the assignment form is received by the Company at its Administrative Office. The Company will not be responsible for determining whether or not an assignment is valid.

Designation of Owner and Beneficiary
A numbered sequence can be used to name successive Owners or Beneficiaries. Co-Beneficiaries will receive equal shares unless otherwise stated.

In naming Owners or Beneficiaries, unless otherwise stated:

 .    "Child" includes an adopted or posthumous child;

 .    "Provision for issue" means that if a Beneficiary does not survive the
     Insured, the share of that Beneficiary will be taken by his or her living issue by right of representation; and

 .    A family relation such as "wife", "husband" or "child" means the relation to the Insured.

At the time for payment of benefits the Company can rely on an affidavit of any Owner or other responsible person to determine family relations or members of a class.

19.  Payment of Benefits

Payment
The policy proceeds will be paid in one sum, unless all or part of the proceeds is applied to a Payment Option. (See Section 20.) The Company will pay interest on the death and maturity proceeds from the date the proceeds become payable to the date of payment in one sum, or to the Option Date. The rate of interest will be set each year by the Company. The rate will not be less than: that required by law; or 3 1/2% per year. The interest payable on surrender proceeds is described in Section 7.

Selection of Payment Options; Option Date
The selection of a Payment Option and the naming of the Payee must be in written form satisfactory to the Company. You can make or change or revoke the selection before death of the Insured. The Option Date is the effective date of the Payment Option, as stated in the selection form.

Payee
The Payee is a person, a corporation, a partnership, a fiduciary or any other legal entity entitled to receive payment in one sum or under a Payment Option.

Selection by Payees
Any proceeds payable in one sum at the death of the Insured, or upon surrender or maturity of the Policy, can be applied to any Payment Option chosen by the Payee. Further, with the consent of the Company, any Payee who is entitled to receive proceeds in one sum when a Payment Option ends, or at the death of a prior Payee, or when proceeds are withdrawn, can choose to apply the proceeds to a Payment Option.

Rights of Payees
In the selection of a Payment Option the right can be given to the Payee:

 .    To withdraw principal and interest under the Fourth or Fifth Option; or

 .    To withdraw the commuted value of payments certain under the First, Second, or Sixth Option.

Under the Life Income Options only payments certain can be commuted. No Payee can assign, commute or withdraw the payments under any Payment Option, unless the right is reserved in the selection of the Option.

Limitations
If installments under an Option would be less than $20, proceeds can be applied to a Payment Option only with the consent of the Company.

Life Income Options
Guaranteed Life Income Options are based on the age of the Payee on the Payee's birthday nearest the Option Date. The Company will require proof of age. The Life Income payments will be based: on the rates shown in the Life Income Tables (Section 21); or, if they are greater, on the Payment Option rates of the Company on the Option Date. If the rates at a given age are the same for different periods certain, the longest period certain will be used.

Purchase of Increased Payment Option Benefits
On the Option Date, a one sum purchase payment can be made to the Company to be added to the proceeds being applied to any Payment Option. The portion of Life Income payments purchased in this way will be based on the Payment Option rates of the Company on the Option Date, which may not be the rates shown in the Life Income Tables (Section 21). The purchase payment will be limited to the Company's published maximum for single premium immediate annuities on the Option Date. A portion of the purchase payment may be used by the Company to pay premium taxes on the purchase payment.

Death of Payee
If a Payee under a Life Income Option dies within 30 days after the Option Date, the amount applied to the Option, less any payments made, will be paid in one sum, unless a Payment Option is chosen by the successor Payee. Otherwise, amounts to be paid after the death of a Payee under a Payment Option will be paid as due to the successor Payee. If there is no successor Payee, amounts to be paid in one sum, or the commuted value of any unpaid payments certain, will be paid in one sum to the estate of the last Payee to die.

Commutation Rate
The interest rate used to compute the commuted value of any unpaid payments certain:

 .    Under the First Option will be 3 1/2% per year; and

 .    Under the Life Income Options will be the rate used by the Company in computing the amount of the monthly payments.

20.  Payment Options

Payment Options
All or part of the policy proceeds can be applied to any one of the following Options, subject to Section 19, Payment of Benefits:

First Option: Income for a Specified Number of Years
The Company will make monthly payments which will include both principal and interest. Payments will start on the Option Date and will continue for the number of years chosen. The number of years chosen cannot be more than 30. Interest is at the rate of 3 1/2% per year compounded yearly. Additional interest paid by the Company for any year will be added to the monthly payments for that year.

Guaranteed monthly payments per $1,000 of proceeds applied to the First Option are shown below:



  Number of            Number of         Number of
    Years                Years             Years

     1        $84.65      11     $9.09      21     $5.56
     2         43.05      12      8.46      22      5.39
     3         29.19      13      7.94      23      5.24

      4        22.27      14      7.49      24      5.09
      5        18.12      15      7.10      25      4.96
      6        15.35      16      6.76      26      4.84
      7        13.38      17      6.47      27      4.73
      8        11.90      18      6.20      28      4.63
      9        10.75      19      5.97      29      4.53
     10         9.83      20      5.75      30      4.45


Second Option: Life Income
The Company will make equal monthly payments. Payments will start on the Option Date and will continue:

 .   During the life of the Payee, with no further payment after the death of the
    Payee, called "Life Income, No Refund"; or

 .   During the life of the Payee, but for at least 10 years, called "Life
    Income, 10 Years Certain"; or

 .   During the life of the Payee, but for at least 20 years, called "Life
    Income, 20 Years Certain".


Third Option: Life Income with Refund
The Company will make equal monthly payments. Payments will start on the Option Date and will continue during the life of the Payee. At the death of the Payee, if the total payments made are less than the total proceeds applied to the Option, then:


 .   The difference will be paid in one sum, called "Life Income, Cash Refund";
    or

 .   The equal monthly payments will continue until the total payments are equal to the total proceeds applied to the Option, called "Life Income, Instalment Refund".


Fourth Option: Interest
The Company will hold the proceeds at interest during the life of the Payee or for any other period agreed to by the Company. Interest on the proceeds:

 .   Will be paid each month to the Payee starting one month after the Option
    Date; or

 .   Will be added to the principal amount each year and will earn interest.


At the death of the Payee, or at the end of the period agreed to, the balance of principal and any accrued interest will be paid in one sum. The rate of interest will be set each year by the Company; but the rate will not be less than 3 1/2% per year.

Fifth Option: Specified Amount of Income
The Company will make monthly payments which will include both principal and interest. Payments will be in the amount chosen. Payments can be quarterly or at any other frequency chosen, and payments can be for different amounts, all subject to the consent of the Company. Payments will start on the Option Date and will continue until the balance is fully paid out. At the death of the Payee any unpaid balance and accrued interest will be paid in one sum. The rate of interest will be set each year by the Company; but the rate will not be less than 3 1/2% per year. Interest will be added each year to the principal and will earn interest.

Sixth Option: Life Income for Two Lives
The Company will make monthly payments. Payments will start on the Option Date and will continue:

 .    While either of two Payees is living, called "Joint and Survivor Life
     Income"; or

 .    While either of two Payees is living, but for at least 10 years, called
     "Joint and Survivor Life Income, 10 Years Certain"; or

 .    While two Payees are living, and after the death of one Payee, two-thirds of the monthly amount while the other Payee is living, called "Joint and 2/3 to Survivor Life Income".

21.  Life Income Tables

Life Income Tables
Guaranteed monthly payments per $1,000 of amounts applied to the Life Income Options are shown below:

-------------------------------------------------------------------------

Second and Third Options: Life Income

-------------------------------------------------------------------------

Age of      No          10 Years       20 Years     Cash       Instalment
Payee       Refund      Certain        Certain      Refund     Refund
 *15         $3.19       $3.19           3.19        3.18        3.19
  16          3.21        3.20           3.20        3.19        3.20
  17          3.22        3.22           3.21        3.21        3.21
  18          3.23        3.23           3.23        3.22        3.22
  19          3.25        3.24           3.24        3.23        3.24
  20          3.26        3.26           3.25        3.25        3.25
  21          3.27        3.27           3.27        3.26        3.26
  22          3.29        3.29           3.28        3.28        3.28

      23          3.31        3.30           3.30        3.29        3.29
      24          3.32        3.32           3.31        3.31        3.31
      25          3.34        3.34           3.33        3.32        3.33
      26          3.36        3.36           3.35        3.34        3.35
      27          3.38        3.37           3.37        3.36        3.36
      28          3.40        3.39           3.39        3.38        3.38
      29          3.42        3.41           3.41        3.40        3.40
      30          3.44        3.44           3.43        3.42        3.42
      31          3.46        3.46           3.45        3.44        3.44
      32          3.49        3.48           3.47        3.46        3.47
      33          3.51        3.51           3.50        3.49        3.49
      34          3.54        3.53           3.52        3.51        3.52
      35          3.56        3.56           3.55        3.54        3.54
      36          3.59        3.59           3.58        3.56        3.57
      37          3.62        3.62           3.60        3.59        3.60
      38          3.66        3.65           3.63        3.62        3.63
      39          3.69        3.69           3.67        3.65        3.66
      40          3.73        3.72           3.70        3.68        3.69
      41          3.76        3.76           3.73        3.71        3.72
      42          3.80        3.79           3.77        3.75        3.76
      43          3.84        3.84           3.80        3.78        3.79
      44          3.89        3.88           3.84        3.82        3.83
      45          3.93        3.92           3.88        3.86        3.87
      46          3.98        3.97           3.92        3.90        3.91
      47          4.03        4.02           3.97        3.94        3.96
      48          4.08        4.07           4.01        3.99        4.00
      49          4.14        4.12           4.06        4.03        4.05
      50          4.20        4.18           4.11        4.08        4.10
      51          4.26        4.23           4.16        4.13        4.15
      52          4.32        4.30           4.21        4.19        4.21
      53          4.39        4.36           4.26        4.24        4.27
      54          4.46        4.43           4.32        4.30        4.33
      55          4.54        4.50           4.37        4.36        4.39
      56          4.62        4.58           4.43        4.43        4.46
      57          4.70        4.65           4.49        4.49        4.53
      58          4.79        4.74           4.56        4.57        4.60
      59          4.89        4.83           4.62        4.54        4.68
      60          4.99        4.92           4.68        4.72        4.76
      61          5.10        5.02           4.75        4.80        4.85
      62          5.22        5.12           4.82        4.89        4.94
      63          5.34        5.23           4.88        4.98        5.03
      64          5.47        5.35           4.95        5.07        5.13
      65          5.61        5.47           5.02        5.17        5.24
      66          5.76        5.60           5.08        5.28        5.35
      67          5.92        5.73           5.15        5.39        5.47
      68          6.10        5.87           5.21        5.51        5.59
      69          6.28        6.02           5.27        5.63        5.72

--------------------------------------------------------------------------------

    Age of      No          10 Years       20 Years     Cash       Instalment

    Payee       Refund      Certain        Certain      Refund     Refund
      70          6.48        6.17           5.33        5.76        5.86
      71          6.70        6.33           5.38        5.89        6.00
      72          6.92        6.49           5.43        6.04        6.16
      73          7.17        6.66           5.48        6.19        6.32
      74          7.43        6.84           5.52        6.34        6.49
      75          7.71        7.02           5.56        6.52        6.67
      76          8.02        7.20           5.60        6.69        6.86
      77          8.34        7.38           5.63        6.87        7.06
      78          8.69        7.56           5.66        7.07        7.27
      79          9.07        7.75           5.68        7.27        7.50
      80          9.47        7.93           5.70        7.49        7.74
      81          9.90        8.11           5.71        7.73        7.99
      82         10.36        8.28           5.73        7.96        8.25
      83         10.86        8.45           5.73        8.21        8.53
      84         11.39        8.62           5.74        8.50        8.83
    **85         11.96        8.77           5.75        8.78        9.14

--------------------------------------------------------------------------------
*and under **and over

--------------------------------------------------------------------------------

Sixth Option: Life Income for Two Lives

--------------------------------------------------------------------------------

Age of One            Age of Other Payee
Payee
                      55          60          65           70           75

                               Joint and Survivor

      55               $4.04       $4.17       $4.28        $4.37        $4.43
      60                4.17        4.36        4.53         4.68         4.79
      65                4.28        4.53        4.79         5.02         5.22
      70                4.37        4.68        5.02         5.38         5.71
      75                4 43        4.79        5.22         5.71         6.22
      80                4 47        4.87        5.37         5.98         6.68

--------------------------------------------------------------------------------

                      Joint and Survivor, 10 Years Certain

       55              $3.96       $4.09       $4.20        $4.36        $4.42
       60               4.09        4.27        4.44         4.59         4.77
       65               4.20        4.44        4.69         4.91         5.09
       70               4.36        4.59        4.91         5.22         5.50
       75               4.42        4.77        5.09         5.50         5.88
       80               4.46        4.85        5.33         5.72         6.21

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                            Joint and 2/3 to Survivor

        55             $4.37       $4.56        $4.76       $4.99        $5.23
        60              4.56        4.78         5.02        5.30         5.59
        65              4.76        5.02         5.33        5.67         6.03
        70              4.99        5.30         5.67        6.10         6.57
        75              5.23        5.59         6.03        6.57         7.18
        80              5.48        5.89         6.41        7.06         7.84

--------------------------------------------------------------------------------

Payments for other ages will be quoted by the Company on request.

The rates shown above are based on an interest rate of 3 1/2% per year; and on mortality: using a 60/40 male/female weighting; based on the Individual Annuitant Mortality Table for 1983; and with projection on Scale G to the year 2000 and then on Scale B Modified to year 2010.

------------------------------------------------------------
Amendments and Endorsements (To be made only by the Company)

Please notify the Company of any change in your name or address. The Company will communicate with you at your address on record with the Company.


New England Variable Life
Insurance company
Administrative Office:
501 Boylston Street
Boston, Massachusetts 02117

Flexible Premium Adjustable Variable Life Policy
 .    The Death Proceeds are payable at the death of the Insured, if the Insured dies before the Maturity Date and the Policy is in force.
 .    The Net Cash Value, if any, is payable on the Maturity Date, if the Insured is still living and the Policy is in  force.
 .    The Policy can be adjusted by increasing or decreasing the Face Amount.
 .    The amount and frequency of premium payments can be changed.
 .    The Policy does not share in dividends.